                      EMPLOYMENT AND CONSULTING AGREEMENT

         This Employment and Consulting Agreement (the "Agreement") is entered into between Michael S. Bernstein and Safety 1st, Inc. (the "Company"), effective as of the Effective Date, as defined below.

                                  WITNESSETH:

         WHEREAS, Mr. Bernstein is employed by the Company as its Executive Vice President; and

         WHEREAS, the Company and Mr. Bernstein were parties to an expired Employment Agreement made as of April 8, 1993 (the "Employment Agreement");

         WHEREAS, the Company and Mr. Bernstein seek to continue Mr. Bernstein's employment as Executive Vice President for a further period and thereafter modify their employment relationship to employment as a Consultant for a specified term;

         WHEREAS, after the end of his employment as Executive Vice President, Mr. Bernstein intends to engage in the business of developing and selling product ideas; and

         WHEREAS, Mr. Bernstein and the Company desire to resolve fully and finally any possible differences between them;

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Mr. Bernstein and the Company agree as follows:

         1.       CONTINUED EMPLOYMENT AS EXECUTIVE VICE PRESIDENT

         The Company agrees to continue to employ Mr. Bernstein and Mr. Bernstein accepts continued employment with the Company as its Executive Vice President for a term beginning on the Effective Date and ending on December 31, 1999.

                  (a) SALARY. Effective for the period of such employment as Executive Vice President, the Company shall continue Mr. Bernstein's base salary at the current annual rate of One Hundred Ninety Thousand Dollars ($190,000.00), payable in accordance with the Company's standard schedule for salary payments to its executives.

                  (b) INCORPORATED PROVISIONS OF EMPLOYMENT AGREEMENT. Except as set forth in Section 1(c), the following provisions of the Employment Agreement are incorporated into this Agreement and shall be fully effective as if fully set forth in this Agreement: Section 2 ("Duty to Perform Services"), Section 5 ("Expenses"), Section 6 ("Vacation; Holidays; Sick Time; Benefits"), Section 7 ("Writings, Inventions, Discoveries, Etc."), Section 8 ("Assignments of Writings and Inventions"), Section 9 ("Confidential Information"), Section 10 ("Non-Competition"), Section 11 ("Termination [of] Employment"),
         Section 12 ("Injunctive Relief"), Section 13 ("Notices"), Section 14 ("Survival"), Section 18 ("Binding Upon Successors"), and Section 19 ("Waivers and Amendments"). All other provisions of the Employment Agreement shall be of no further force or effect.

                  (c) MODIFICATIONS OF INCORPORATED PROVISIONS OF EMPLOYMENT AGREEMENT. Notwithstanding Section l(b) above, the following incorporated provisions of the Employment Agreement shall be modified as follows:

                           (i) SECTIONS 2 AND 6. Sections 2 and 6 of the Employment Agreement shall apply only to that portion of Mr. Bernstein's continued employment in which he serves the Company as its Executive Vice President and shall not apply to that portion of his employment in which he serves the Company as a Consultant.

                           (ii) SECTION 7. In Section 7 of the Employment Agreement as incorporated into this Agreement, the reference to "during the term of his employment by the Company, or during the one-year period following such employment,..." shall be replaced by the following: "during the period from the Effective Date to and including December 31, 1999,..."

                           (iii)    SECTION 10. In Section 10(a) of the
                  Employment Agreement as incorporated into this Agreement, the reference to "During his employment by the Company hereunder and for a period of three years thereafter,..." shall be replaced by the following: "During the period to and including
                  December 31, 1999,...."

                           (iv) SECTION 11. For purposes of Section 11 of the Employment Agreement, all references to the "Base Salary" shall mean the base salary payable to Mr. Bernstein at the time of termination of employment, provided that in the event of the occurrence of either a notice of resignation or a termination without cause during 1999, any Base Salary payable pursuant to Section 11 for periods after 1999 shall be the base salary set forth in Section 2(a) below.

         2.       CONSULTING PERIOD

         Provided that his employment has not previously terminated pursuant to
Section 11 of the Employment Agreement as incorporated into this Agreement, Mr. Bernstein shall be considered to have resigned from his position as Executive Vice President and any other offices that he may hold with the Company effective December 31, 1999. Notwithstanding such resignation (and provided that his employment has not previously terminated pursuant to Section 11 of the Employment Agreement as incorporated into this Agreement), Mr. Bernstein's employment with the Company shall continue after December 31, 1999 pursuant to this Section 2. Specifically, and subject to the foregoing, the Company agrees to employ Mr. Bernstein and Mr. Bernstein accepts employment with the Company as a Consultant for a term beginning on January 1, 2000 and ending on December 31, 2000, subject to the following terms:

                  (a) SALARY. Effective for the period of such employment as a Consultant (the "Consulting Period"), the Company shall pay Mr. Bernstein a base salary at the annual rate of Two Hundred Thousand Dollars ($200,000.00), payable in accordance with the Company's standard schedule for payments to its executives.

                  (b) SERVICES. During the Consulting Period, Mr. Bernstein shall perform services as a Consultant as requested by the Company for up to twenty (20) hours per week. Any services requested by the Company shall be consistent with Mr. Bernstein's education, experience and expertise.

                  (c)      BENEFITS.

                           (i) MEDICAL AND DENTAL BENEFITS. Due to the reduction in Mr. Bernstein's hours of work during the Consulting Period, he will be ineligible for participation in the Company's group medical and dental insurance programs. Mr. Bernstein elects to continue such coverages pursuant to COBRA beginning effective January 1, 2000. Provided that Mr. Bernstein remains eligible for COBRA continuation, the Company shall pay the premium cost for continuation of group medical and dental insurance coverages under COBRA to the extent that it would pay such premiums for eligible employees to and including December 31, 2000 or, if the Consulting Period continues thereafter, until the earlier of the end of the Consulting Period or the end of Mr. Bernstein's COBRA eligibility.

                           (ii) OTHER BENEFITS. Mr. Bernstein shall be permitted to participate in the Company's Section 401(k) plan during the Consulting Period if and to the extent that he satisfies the eligibility standards for participation including, without implication of limitation, any minimum hours of work requirements for eligibility. Mr. Bernstein's right to participate in any other benefit program of the Company shall cease effective on December 31, 1999, except as otherwise provided in this Agreement.

                  (d) OFFICE AND SUPPORT. During the Consulting Period, the Company shall make an office, secretarial services, an office telephone and voicemail available to Mr. Bernstein for his use in connection with his performance of services for the Company and, subject to the Company's discretion, for other business purposes including, without implication of limitation, Mr. Bernstein's search for non-competition employment.

                  (e)      RESIGNATION AND TERMINATION WITHOUT CAUSE.

                           (i) Provided that the Consulting Period does not terminate earlier pursuant to Section 11 of the Employment Agreement as incorporated into this Agreement, Mr. Bernstein shall be considered to have resigned from employment effective as of December 31, 2000 (the "Resignation Date"), provided that the parties may, by mutual written agreement, agree to extend the Resignation Date until December 31, 2001 or any earlier agreed date. In the event of such an extension, the "Consulting Period" shall be considered extended to such agreed Resignation Date. Nothing in this Agreement shall be construed to obligate either party to agree to any such extension. Mr. Bernstein shall not be eligible for further employment with the Company after the Resignation Date.

                           (ii) Notwithstanding anything in Section 11 of the Employment Agreement to the contrary, if Mr. Bernstein resigns from employment as a Consultant effective before December 31, 2000 pursuant to Section 1l(e) of the Employment Agreement or if the Company terminates Mr. Bernstein's employment as a Consultant without cause pursuant to Section 11(b) of the Employment Agreement, the Company shall continue Mr. Bernstein's base salary pursuant to Section 2(a), effective to and including, but not after, December 31, 2000.

         3.       NON-COMPETITION

         As set forth in Section 10 of the Employment Agreement as incorporated into this Agreement pursuant to Section 1(c)(iii), the term of the non-competition restriction set forth in such Section 10 shall end on December 31, 1999. During the Consulting Period and for the two year period immediately following the later of December 31, 2000 or the end of the Consulting Period (together the "Non-Competition Period"), Mr. Bernstein agrees that he shall not perform any services for any of the businesses (or any affiliate or division of any such business) identified in Exhibit A ("Listed Competitors"), whether as an employee or as an independent contractor. Notwithstanding the foregoing, Mr. Bernstein shall not be considered to have violated the restrictions of the previous sentence if he makes a New Product Sale (as defined in Section 4 below) to any Listed Competitor after satisfying his obligation to provide the Company with a Right of First Refusal (as defined in Section 4 below). Mr. Bernstein understands and agrees that the restrictions in this Section 3 and in Section 10 of the Employment Agreement as incorporated into this Agreement are intended to protect the Company's interest in its confidential information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are appropriate for such purpose.

         4.       THE COMPANY'S RIGHT OF REFUSAL

                  (a) DEFINITION OF NEW PRODUCTS. For purposes of this Agreement, "New Products" are any and all computer software, writings (including reports, source and object codes, manuals and other documentation), discoveries, inventions, improvements, ideas, names, models, trademarks, innovations and contributions (including all data and records pertaining thereto) relating to infant, baby or juvenile products; regardless of what form they may take, and whether or not patentable or copyrightable, and whether or not reduced to writing (or other copyrightable form), drawings, practice, or recordation in any form readable or accessible by any person or machine (all "Developments"), (i) that Mr. Bernstein may produce, develop, write, invent, discover, originate, make or conceive during the Non-Competition Period, either alone or in collaboration with others and whether or not during working or business hours or by or with the use of facilities, materials or proprietary information or rights of the Company, and (ii) that relate to, or are or may likely be useful in connection with, any of the Company's businesses or products. Notwithstanding the foregoing, any "Writings and Inventions" as defined in Section 7 of the Employment Agreement as modified by Section 1(c)(ii) of this Agreement shall not be considered to be New Products and shall be governed by Sections 7 and 8 of the Employment Agreement as incorporated into this Agreement and modified pursuant to Section 1 of this Agreement. Further notwithstanding the foregoing, in the event that Mr. Bernstein produces, develops, writes, invents, discovers, originates, makes or conceives any Development in collaboration with any person who is employed by the Company during any portion of the period of such collaboration, Mr. Bernstein acknowledges that the Company retains the exclusive ownership rights to any such Development.

                  (b)      MR. BERNSTEIN'S OBLIGATIONS CONCERNING NEW PRODUCTS.

                           (i) Mr. Bernstein may not participate in the sale, licensing, investment in or other disposition or transfer of any interest in any New Product ("New Product Sale") to any Third Party unless he first offers to make such New Product Sale exclusively to the Company. To make such an offer to the Company, Mr. Bernstein shall first give the Company twenty-one (21) days' notice of all terms of such proposed New Product Sale to consider whether to accept such New Product Sale or negotiate alternative New Product Sale terms in accordance with Section 4(c) ("Right of First Offer"). The Company may accept such terms or agree to negotiate alternative New Product Sale terms in accordance with Section 4(c) by notice to Mr. Bernstein. In the event that the Company accepts the terms proposed by Mr. Bernstein, Mr. Bernstein must make any such New Product Sale to the Company. In the event that the Company elects to negotiate alternative New Product Sale terms, Mr. Bernstein and the Company shall engage in good faith negotiations. Either party may cease such negotiations upon reaching an impasse or upon reaching the end of the twenty-one (21) day period, provided that the party ceasing the negotiations has pursued the negotiations expeditiously and in good faith. If good faith negotiations do not result in a New Product Sale to the Company, Mr. Bernstein may offer to make a New Product Sale to a Third Party; provided that Mr. Bernstein may not make a New Product Sale to a Third Party on any terms less favorable to Mr. Bernstein and/or those he represents than terms that he previously proposed to the Company unless Mr. Bernstein first gives the Company notice of all terms on which he understands that the Third Party is prepared to agree to a New Product Sale ("Third Party Sale Terms") and the opportunity to accept the Third Party Sale Terms ("Right of Refusal"). If the Company gives notice of acceptance of the Third Party Sale Terms to Mr.

                  Bemstein within three (3) business days of the effective date of notice, Mr. Bernstein shall make such New Product Sale to the Company. If the Company does not give notice of acceptance of the Third Party Sale Terms within such period, Mr. Bernstein may make a New Product Sale to a Third Party, provided that such sale is made on the basis of the Third Party Sale Terms that Mr. Bernstein proposed to the Company.

                           (ii) Mr. Bemstein's notice of terms of a proposed New Product Sale shall specify all such proposed terms in reasonable detail and shall further provide reasonable detail concerning the nature, characteristics, and features of the New Product; provided that Mr. Bernstein may condition the disclosure of information concerning the New Product on the Company's execution of its standard form of confidentiality agreement with respect to the New Product and provided further that the twenty-one (21) day notice period shall commence upon the execution of said confidentiality agreement. Subject to any such obligation of the Company to execute such a confidentiality agreement, Mr. Bernstein shall respond promptly and fully to any reasonable inquiries by the Company concerning any New Product.

                           (iii) For purposes of this Agreement, a "Third Party" is any individual or other entity including, without implication of limitation, a Listed Competitor or any person or entity with whom or which Mr. Bernstein may collaborate in developing a New Product. Notwithstanding the foregoing, this
                  Section 4 shall not be construed to prevent Mr. Bernstein from developing any New Product in collaboration with others, provided that Mr. Bernstein shall be considered to have participated in a New Product Sale if any Third Party receives any right through any form of transaction to obtain any revenue, directly or indirectly, from any development, production, or marketing of such New Product, unless Mr.

                  Bernstein has first provided the Company with its Right of First Offer and, if applicable, its Right of Refusal pursuant to this Section 4.

                  (c) TERMS OF NEW PRODUCT SALE. Except as otherwise agreed by the Company and Mr. Bernstein, the terms of the New Product Sale shall include the following elements:

                           (i) an up-front payment by the Company to Mr. Bernstein's designee in an amount agreed by the Company and Mr. Bernstein;

                           (ii) a monthly royalty payment by the Company to Mr. Bernstein's designee based on gross sales of the New Product, at the rate agreed by the Company and Mr. Bernstein, such royalties to be payable within thirty (30) days after the Company's determination of each month's gross sales of the New Product;

                           (iii) the Company's commitment to undertake its best efforts, subject to the complexity of production and development requirements and other legitimate factors, to begin retail distribution in accordance with the following scheduling goals: (A) for New Products accepted by the Company during the first quarter of a calendar year, to distribute not later than the second calendar quarter of the following year; and (B) for New Products accepted by the Company during any other quarter of a calendar year, to distribute by the fourth calendar quarter of the following calendar year; and

                           (iv)     if any of the scheduling goals set forth in
                  (iii) above is not satisfied and (A) Mr. Bernstein gives notice of such failure to the Company; and (B) the Company fails to give Mr. Bernstein a notice setting forth a reasonably satisfactory explanation for such failure within thirty (30) days of the date of notice, Mr. Bernstein shall be relieved of his obligations under this Agreement with respect to such New Product, including any obligation to return any deposit paid by the Company with respect to such New Product and any further obligations to offer the New Product to the Company.

         5.       SALE OF STOCK

         Effective through December, 2000, Mr. Bernstein shall not sell any more than Twenty Thousand (20,000) shares of the Company's common stock in any calendar month. This limitation shall not be construed to affect any further limitations on Mr. Bernstein's sale of common stock pursuant to applicable securities laws.

         6.       INDEMNIFICATION

         The Company shall, to the fullest extent permitted by its by-laws, indemnify Mr. Bernstein against any legal liability and/or reasonable attorney's fees incurred in his defense of any legal claims or actions against him based on any actions or omissions that he undertook in good faith in his performance of services for the Company during his employment. The Company may condition its indemnification of legal fees on Mr. Bernstein's acceptance of joint legal representation with the Company, provided that such joint representation is permissible.

         7.       LITIGATION COOPERATION

         At any time in the future, Mr. Bernstein shall cooperate fully with the Company as reasonably requested in the defense or prosecution of any legal claims or actions that already have been brought or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired during Mr. Bernstein's employment with the Company. Mr. Bernstein's full cooperation in connection with such claims, actions or disputes shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times, provided that such cooperation does not unreasonably interfere with Mr. Bernstein's search for employment or performance of full-time employment responsibilities. Litigation cooperation during the Consulting Period would not be treated as consulting services for purposes of the limitation on hours of consulting services set forth in Section 2(b). The Company shall reimburse Mr. Bernstein for any reasonable out-of-pocket expenses (which shall not be construed to include Mr. Bernstein's personal attorney's fees) that he incurs in connection with such cooperation, provided that Mr. Bernstein provides the Company reasonable documentation of such out-of-pocket expenses. The Company shall also compensate Mr. Bernstein at the rate of Ninety Dollars ($90.00) per hour for all time spent after the Resignation Date complying with this Section 7, except that the Company shall not be required to compensate

Mr. Bernstein for any time spent providing testimony or assistance that could be compelled by a subpoena.

         8.       GENERAL RELEASES OF CLAIMS

                  (a) RELEASE BY MR. BERNSTEIN. Mr. Bernstein hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its current and former owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, whether wholly or partially owned, and affiliates, and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, "Claims"), that Mr. Bernstein now has, owns, or holds, or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held against the Company. This general release of Claims includes, without express or implied limitation, the release of all Claims of breach of express or implied contract; all Claims related to Mr. Bernstein's employment and his agreement to resign from employment; all Claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and Chapter 151B of the Massachusetts General Laws; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation; all Claims for stock or stock options; and all Claims for attorney's fees and costs. This general release of Claims does not include a release of any claims that arise from the Company's obligations under this Agreement.

                  (b) RELEASE BY THE COMPANY. The Company hereby irrevocably and unconditionally releases, acquits and forever discharges Mr. Bernstein from any and all Claims that the Company now has, owns, or holds, or claims to have, own or hold, or at any time had, owned, or held, or claimed to have had, owned or held against Mr. Bernstein. This general release of Claims includes, without express or implied limitation, all Claims related to Mr. Bernstein's acts or omissions as an employee or officer of the Company. This general release of Claims does not include a release of any claims that arise from Mr. Bernstein's obligations under this Agreement. Notwithstanding the foregoing, this release of Claims shall not include a release of any civil Claims based on conduct that would satisfy the elements of a criminal offense ("Excepted Claims"). The Company represents that it has no knowledge or reason to believe that it has any Excepted Claims against Mr. Bernstein.

         9.       ADVICE OF COUNSEL

         Mr. Bernstein acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

         10.      RIGHT TO CONSIDER AND REVOKE AGREEMENT

         Mr. Bernstein acknowledges that he has been given the opportunity to consider this Agreement for a period of at least twenty-one (21) days. In the event that Mr. Bernstein has executed this Agreement within less than twenty-one
(21) days of the date of its delivery to him, Mr. Bernstein acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Mr. Bernstein and the Company acknowledge that for a period of seven (7) days from the date that Mr. Bernstein executes this Agreement (the "Revocation Period"), he shall retain the right to revoke this Agreement by notice to the Company. Provided this Agreement is not revoked pursuant to the preceding sentence, this Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the "Effective Date").

         11.      TAX TREATMENT

         All payments pursuant to this Agreement shall be subject to such tax deductions, withholdings and reporting as the Company determines in good faith to be required by law.

         12.      NOTICES

         Any notices provided for by this Agreement shall be provided in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Mr. Bernstein at the last address that Mr. Bernstein has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chairman, and shall be effective on the date of receipt if delivered in person or by overnight courier or three (3) days after the date mailed.

         13.      ATTORNEY'S FEES

         Each party shall bear his or its own costs and attorney's fees in connection with the negotiation and drafting of this Agreement.

         14.      NO TRANSFER

         Mr. Bernstein represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.

         15.      NO RELIANCE

         Mr. Bernstein represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any representation or statement made by the Company with regard to the subject matter, basis or effect of this Agreement, other than the promises and representations made in this Agreement.

         16.      GOVERNING LAW AND INTERPRETATION

         This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

         17.      SEVERABILITY

         In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term herein is illegal, invalid or unenforceable, the remaining provisions and terms of this Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable. Notwithstanding the foregoing, this Agreement shall be voidable by either party if any aspect of the release of that party or related persons or entities in Section 8 ("General Release of Claims") is determined to be invalid or unenforceable.

         18.      ENTIRE AGREEMENT

         This Agreement, including, without implication of limitation, those portions of the Employment Agreement that are incorporated into this Agreement, sets forth the entire agreement between Mr. Bernstein and the Company and fully supersedes any and all prior agreements or understandings between them.

         19.      COUNTERPARTS

         This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.

         [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Michael S. Bernstein and the Company.


-------------------------------------        -------------------
Michael S. Bernstein                         Date


         Signed before me this ____ day of ______________ ,1999 and stated by Mr. Bernstein to be his free act and deed.



                                             ----------------------------
                                             Notary Public
                                             My commission expires:

SAFETY 1ST, INC.


By:
    ---------------------------------        -------------------
    Michael I. Lerner                        Date
    Chief Executive Officer


         Signed before me this ____ day of _______________ ,1999 and stated by Mr. Lerner to be his free act and deed.



                                             ----------------------------
                                             Notary Public
                                             My commission expires:

                                   EXHIBIT A


       BUSINESSES IDENTIFIED FOR PURPOSES OF NON-COMPETITION RESTRICTION
                FROM JANUARY 1, 2000 TO THE ONE YEAR ANNIVERSARY
                OF THE END OF THE CONSULTING PERIOD (SECTION 3)


                                    Hasbro
                                    Mattel
                                    Graco
                                    Evenflo
                                    First Years
                                    Cosco
                                    Kids II
                                    Sassy